UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
        THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number: 33-312188


                            PREMIER BRANDS FOODS PLC
(formerly Premier Foods plc and Premier International Foods plc)
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             (Exact name of registrant as specified in its charter)


             28 THE GREEN, KINGS NORTON, BIRMINGHAM, B38 8SD ENGLAND
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                     $200,000,000 12% SENIOR NOTES DUE 2009
                 (POUND)75,000,000 12 1/4% SENIOR NOTES DUE 2009
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            (Title of each class of securities covered by this Form)


                                      NONE
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)


           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)     |_|                 Rule 12h-3(b)(1)(i)      |X|
Rule 12g-4(a)(1)(ii)    |_|                 Rule 12h-3(b)(1)(ii)     |_|
Rule 12g-4(a)(2)(i)     |_|                 Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(2)(ii)    |_|                 Rule 12h-3(b)(2)(ii)     |_|
                                            Rule 15d-6               |_|


           Approximate number of holders of record as of the certification or notice date: Less than 300

           Pursuant to the requirements of the Securities Exchange Act of 1934 Premier Brands Foods plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: September 27, 2004                By: /s/ Paul Thomas
                                            ---------------------------------
                                            Name: Paul Thomas
                                            Title: Group Finance Director